Exhibit 2.2

November 15, 2006
Middlefield Banc Corp.
15985 East High Street
P.O. Box 35
Middlefield, Ohio 44062
Ladies and Gentlemen:
     The undersigned director of Emerald Bank, an Ohio-chartered savings bank, is the beneficial owner of Emerald Bank common shares, no par value. Emerald Bank and Middlefield Banc Corp. are considering execution of an Agreement and Plan of Merger providing for the acquisition of Emerald Bank by Middlefield Banc Corp. Execution of the Agreement and Plan of Merger by Middlefield Banc Corp. and Emerald Bank is subject to execution and delivery of this letter agreement, however. In consideration of the substantial expenses that Middlefield Banc Corp. will incur and to induce Middlefield Banc Corp. to execute the Agreement and Plan of Merger, the undersigned agrees, undertakes, and represents, in his capacity as a shareholder of Emerald Bank and not in his capacity as a director or officer of Emerald Bank, as follows.
     1. At all meetings of shareholders of Emerald Bank called for the purpose of considering and voting upon the Agreement and Plan of Merger and the transactions contemplated thereby, the undersigned will (x) be present in person or by proxy so that all Emerald Bank common shares the undersigned is entitled on the date of the meeting to vote are counted for purposes of a quorum, (y) vote or cause to be voted in favor of the approval of the Agreement and Plan of Merger and the transactions contemplated thereby all Emerald Bank common shares that, on the record date of the meeting, are beneficially owned by the undersigned or for which on the date of the meeting the undersigned has the power to vote, and (z) vote or cause to be voted against the approval of any other proposal of a similar nature not involving Middlefield Banc Corp. all Emerald Bank common shares that, on the record date of the meeting, are beneficially owned by the undersigned or for which on the date of the meeting the undersigned has the power to vote. The undersigned acknowledges that this paragraph 1 applies not only to all of the Emerald Bank common shares the undersigned owns on the date of this letter agreement but also to Emerald Bank common shares the undersigned may acquire hereafter by exercise of stock options or otherwise.
     2. Without the prior written consent of Middlefield Banc Corp., the undersigned agrees not to (w) sell, transfer, pledge, assign, or otherwise dispose of or enter into any contract, option, commitment, or other arrangement or understanding for the sale, transfer, pledge, assignment, or other disposition of any Emerald Bank common shares now or hereafter beneficially owned by the undersigned, or (x) deposit any Emerald Bank common shares now or hereafter beneficially owned by the undersigned into a voting trust, or (y) enter into a voting agreement or arrangement for any Emerald Bank common shares now or hereafter beneficially owned by the undersigned, or (z) grant any proxy for any Emerald Bank common shares now or hereafter beneficially owned by the undersigned, other than a proxy granted to other members of Emerald Bank’s board of directors for the purpose of voting to approve the Agreement and Plan of Merger and the transactions contemplated thereby. In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition or other action in violation of the terms of this paragraph 2 shall be null and void.
     3. The undersigned has the capacity to enter into this letter agreement. This letter agreement is a valid and binding obligation enforceable against the undersigned in accordance with the terms of this letter

Middlefield Banc Corp.
November 15, 2006

agreement, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights and general equitable principles.
     4. The undersigned acknowledges and agrees that remedies at law for breach of the foregoing provisions are inadequate. Accordingly, in addition to any other relief that may be available, Middlefield Banc Corp. shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.
     5. Nothing contained in this letter agreement or otherwise is intended to (x) restrict the undersigned’s capacity as a director or officer of Emerald Bank with respect to any matter, including, but not limited to, the management or operation of Emerald Bank or (y) interfere in any respect with the exercise of the undersigned’s fiduciary duties as a director or officer of Emerald Bank.
     6. This letter agreement shall terminate upon the first to occur of (x) termination of the Agreement and Plan of Merger in accordance with its terms or (y) the EFFECTIVE TIME (as defined in the Agreement and Plan of Merger), except that any such termination shall be without prejudice to Middlefield Banc Corp.’s rights arising out of a breach by the undersigned of any agreement or representation contained herein.
     This letter agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one document. This letter agreement constitutes the complete understanding between the undersigned and Middlefield Banc Corp. concerning the subject matter. This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within the State of Ohio.
Very truly yours,
Accepted and agreed to
as of the date first written above:

Middlefield Banc Corp.

By:

James R. Heslop, II
Executive Vice President/COO